                                          As filed pursuant to Rule 424(b)(3)
                                          under the Securities Act of 1933
                                          Registration No. 333-07851


PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED OCTOBER 4, 1996)

                             WILLIAMS-SONOMA, INC.
                                U.S. $40,000,000
                     5 1/4% CONVERTIBLE SUBORDINATED NOTES
                               DUE APRIL 15, 2003

     This Prospectus Supplement supplements information contained in that certain Prospectus dated October 4, 1996 (the "Prospectus") relating to the potential sale from time to time of up to $40,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes and Common Stock issuable upon conversion thereof beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus:

                                                     PRINCIPAL AMOUNT OF NOTES        NUMBER OF SHARES
          NAME OF SELLING SECURITYHOLDER             OWNED AND OFFERED HEREBY       OFFERED HEREBY(1)(2)
--------------------------------------------------  ---------------------------     ---------------------
Credit Suisse First Boston Corp.                            $ 4,250,000                    162,835
Forest Fulcrum Fund LP(3)                                     2,000,000                     76,628
Millenium Trading Co., L.P.                                   1,000,000                     38,314
Everen Securities Inc.                                          700,000                     26,819
GPZ Trading                                                     500,000                     19,157
WG Trading Company Limited Partnership                          250,000                      9,578

     Because the Selling Securityholders listed above and in the Prospectus under the caption "Selling Securityholders" may, pursuant to the Prospectus, as supplemented, offer all or some portion of the Notes or Shares, no estimate can be given as to the amount of Notes or Shares held by the Selling Securityholders upon termination of any such sales.

     Furthermore, the Selling Securityholders identified in the table set forth in the Prospectus under the caption "Selling Securityholders" in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the Company with information regarding their Notes, and the Company has not made any independent inquiries as to the foregoing.
---------------

(1) Assumes a conversion price of $26.10 per share, and a cash payment in lieu of any fractional share interest.

(2) Each Selling Securityholder listed herein holds less than 1% of the Common Stock outstanding upon conversion of their Notes.

(3) The line item "Forest Fulcrum Fund LP .... $5,000,000
    .... 12.50% .... 191,570" contained in the table set forth in the Prospectus under the caption "Selling Securityholders" is deleted in its entirety.

 UNLESS OTHERWISE NOTED, ALL INFORMATION PROVIDED IN THIS PROSPECTUS SUPPLEMENT
                            IS AS OF APRIL 11, 1997.